Exhibit 10.16

October 28, 2016

Marc Semigran, MD

[Private Address]

Dear Marc,

We are pleased to offer you the position of Chief Medical Officer with MyoKardia, Inc. (the “Company”).  Your compensation will be $17,708.33, semi-monthly, which is equal to $425,000.00 annualized, payable in accordance with the Company’s standard payroll schedule (the “Base Salary”).  This position will report directly to me.  This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company.  By signing this letter, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

Cash Compensation:  The Base Salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. In addition, the Company has a performance-based variable cash bonus program.  Subject to an acceptable level of corporate performance, the Board of Directors may approve payment of performance bonuses after the first of next year.  If bonuses are paid, your target percentage will be 40% of your Base Salary as the basis for calculating your bonus.  Your actual bonus will depend on your own and the Company’s performance for the year just completed.  Bonuses will be pro-rated for partial years of service and only if your employment with the Company begins prior to October 1 of the current year.

As part of your offer, we are pleased to offer you a sign-on bonus of $200,000.00.  This bonus will be paid in one lump sum within sixty-days of your employment start date.  This sign-on bonus is taxable, and all regular payroll taxes will be withheld.  In the event that you voluntarily resign from your employment with the Company or are terminated for Cause (as defined below) within 12 months of your employment start date, you will be responsible for reimbursing the Company in accordance with the Signing Bonus Repayment Agreement between you and the Company.

Employee Benefits:  As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits, including 401(k) Retirement and Investment Plan and also in ESPP (Employee Stock Purchase Plan) during scheduled enrollment periods.  In addition, you will be entitled to 20 days of paid time off in accordance with the Company’s policy.  You can also review additional benefit information in the attached MyoKardia Employee Benefits Information Guide 2016.

Stock Options:  Subject to the approval of the Compensation Committee, you will be granted an option to purchase 175,000 shares of the Company’s Common Stock.  The exercise price per share will be equal to the closing price of the Company’s Common Stock as reported on NASDAQ as of the first trading day of the month following the later of (a) your employment start date or (b) the date of approval of the Compensation Committee which shall be no later than December 15, 2016.  The option will be subject to the terms and conditions applicable to options granted under the Company’s 2015 Stock Option and Incentive Plan (the “Plan”), as described in the Plan and the applicable stock option agreement. You will vest in 25% of the option shares after 12 months of continuous employment, and the balance will vest in equal monthly installments over the next 36 months of continuous employment, as described in the applicable stock option agreement.

Marc Semigran, MD

October 26, 2016

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Performance Based Options:  Subject to the approval of the Compensation Committee, you will be granted an option to purchase 25,000 shares of the Company’s Common Stock.  The exercise price per share will be equal to the closing price of the Company’s Common Stock as reported on NASDAQ as of the first trading day of the month following the later of (a) your employment start date or (b) the date of approval by the Compensation Committee which shall be no later than December 15, 2016.  The option will be subject to the terms and conditions applicable to options granted under the Plan, as described in the Plan and the applicable stock option agreement. You will vest in accordance with the Performance Milestones outlined in Exhibit C.

Change in Control Benefits:  As the Company’s Chief Medical Officer, you will be eligible for the benefits available to members of the Company’s senior management team pursuant to the terms and conditions of the Company’s Change in Control Policy (as the same may be amended from time to time), a copy of which will be made available to you upon request.

Relocation and Transition Support:  In order to assist you with your move, the Company will provide you with relocation assistance of $75,000 (less applicable taxes) to assist you with your relocation.  Relocation Dimensions will help you with the coordination of your move, temporary housing and home finding assistance.   If you voluntarily resign from your employment with the Company or are terminated for Cause (as defined below) within 12 months of your start date, you will be responsible for reimbursing the Company in accordance with the Relocation Assistance Repayment Agreement between you and the Company.  In addition to the $75,000, the Company will reimburse for up to 2 round trip flights per month for three months consistent with the Company’s travel policy.

Employee Confidentiality and Assignment Agreement:  You will be required, as a condition of your employment with the Company, to sign the Company’s standard Employee Confidentiality and Assignment Agreement, a copy of which is attached.

Background Check:  The Company may conduct a background or reference check (or both).  If so, then you agree to cooperate fully in those procedures, and this offer is subject to the Company’s approving the outcome of those checks, in the discretion of the Company.

Employment Relationship:  Employment with the Company is for no specific period of time.  Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without Cause (as defined below).  Any contrary representations that may have been made to you are superseded by this letter agreement.  This is the full and complete agreement between you and the Company on this term.  Although your job duties, title, reporting relationship, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

Marc Semigran, MD

October 26, 2016

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Termination of Employment:

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If you resign from employment or your employment with the Company is terminated for any reason, the Company shall pay or provide to you (i) any Base Salary earned through the last day of your employment and unused paid time off that accrued through the last day of your employment on or before the time required by law; and (ii) any vested benefits you may have under any employee benefit plan of the Company through the last day of your employment, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Benefit”).

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If your employment with the Company is terminated without Cause (as defined below) within 12 months of your employment start date, in addition to the Accrued Benefit, and subject to you signing a separation agreement containing, among other provisions, a general release of claims in favor of the Company and related persons and entities, confidentiality, return of property and non-disparagement, in a form and manner satisfactory to the Company (the “Separation Agreement and Release”) and the Separation Agreement and Release becoming irrevocable, all within 60 days after the end of your employment, the Company shall pay you an amount equal to 12 months of your Base Salary (the “Severance Amount”) in substantially equal installments in accordance with the Company’s payroll practice over the 12 months commencing within 60 days after the end of your employment; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the last day of your employment.  Each payment pursuant to this letter agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section l .409A-2(b)(2). The receipt of any Severance Amount will be subject to you not violating the Employee Confidentiality and Assignment Agreement, the terms of which are hereby incorporated by reference.  In the event you breach the Employee Confidentiality and Assignment Agreement, in addition to all other legal and equitable remedies, the Company shall have the right to terminate or suspend all continuing payments to which you may otherwise be entitled without affecting your release or your obligations under the Separation Agreement and Release.

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For purposes of this letter agreement, “Cause” means (i) conduct by you constituting a material act of misconduct in connection with the performance of your duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates; (ii) the commission by you of any crime involving moral turpitude, deceit, dishonesty or fraud, or any conduct by you that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates if you were retained in your position; (iii) continued non-performance by you of your duties hereunder which has continued for more than 30 days following written notice of such non-performance from the Company, which notice specifies in reasonable detail the nature of such purported non-performance and requests its cure; (iv) a material violation by you of the Company’s written employment policies, material breach by you of any statutory or common law duty of loyalty to the Company, or breach of any of your covenants with the Company; or (v) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

Taxes:  All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.  You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

Marc Semigran, MD

October 26, 2016

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Section 409A:

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Anything in this letter agreement to the contrary notwithstanding , if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that the you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this letter agreement on account of your separation from service would be considered deferred compensation otherwise subject to the 20 percent  additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that  is the earlier of (A) six months and one day after your separation from  service, or (B) your death.   If any such delayed cash payment is otherwise payable  on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

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To the extent that any payment or benefit described in this letter agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon your termination of employment, then such payments or benefits shall be payable only upon your “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A- l(h).

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The parties intend that this letter agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this letter agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this letter agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section J.409A-2(b)(2). The parties agree that this letter agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

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The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

Interpretation, Amendment and Enforcement:  This letter agreement, the Employee Confidentiality and Assignment Agreement and Exhibits A, B, and C hereof, together constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company.  This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company.  The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company will be governed by California law, excluding laws relating to conflicts or choice of law.

We look forward to working with you, and hope that you will accept our offer to join the Company.  You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and return these documents to the Human Resources Department to confirm your acceptance no later than Monday,    October 31, 2016, as this offer, if not accepted, will expire at the close of business on October 31, 2016.  As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States.  Your official start date will be the subject of further discussion and shall be mutually agreed upon, but will not be later than December 1, 2016.

Marc Semigran, MD

October 26, 2016

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If you have any questions, please do not hesitate to contact me at 650-741-7796.

Very truly yours,

Tassos Gianakakos

Chief Executive Officer

ACKNOWLEDGMENT AND ACCEPTANCE OF THE TERMS STATED ABOVE:

/s/ Marc Semigran

Marc Semigran, MD

Attachment

Employee Confidentiality and Assignment Agreement

Exhibit A - Prior Inventions

Exhibit B - California Labor Code (reference)

Exhibit C – Performance Milestones

Marc Semigran, MD

October 26, 2016

Page | 6

Exhibit C – Performance Grant Vesting Milestones

Such Performance – Based Options shall vest:

(a)	with respect to 25% of the underlying shares upon the Company’s receipt of a designation for Accelerated Approval from the FDA for MYK-461 on or before September 30, 2017;
(b)	with respect to 25% of the underlying shares upon the Company’s completion of pre-registration studies for MYK-461 (i.e. only one pivotal left), as determined by the Board, on or before June 30, 2018;
(c)	with respect to 25% of the underlying shares upon the Company’s demonstration of clinical proof-of-mechanism for non-obstructed HCM, as determined by the Board, on or before December 31, 2018; and
(d)	with respect to 25% of the underlying shares upon the Company’s demonstration of clinical proof-of-concept for DCM-1, as determined by the Board, on or before December 31, 2017.